Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Hillman Solutions Corp. on Form S-1 of our report dated March 12, 2021, except for the effects of the restatement discussed in Note 2 as to which the date is May 3, 2021, with respect to our audits of the consolidated financial statements of Landcadia Holdings III, Inc. as of December 31, 2020 and 2019 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Melville, NY

August 13, 2021